UNITED STATES
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CCA Industries, Inc.

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Letter to Our Shareholders
June 2011
Dear Shareholder,
The 2010 fiscal year was a marked change from CCA Industries, Inc. steady record of profits, due to the settlement of an advertising class action law suit and a manufacturing problem with one of our products which were the primary causes for the Company recording a net loss for the year. We believe the aforementioned have now been resolved. Despite the loss CCA remains debt free with a large reserve of available cash and an excellent ratio of current assets to current liabilities.
Looking forward, the company remains optimistic about the opportunities to organically grow its existing brands. Mega-T continues to provide CCA its largest brand revenues and profit contribution and Mega-T’s top selling product is one of the diet category’s top ranked items in food, drug and mass retail stores as reported by AC Nielsen. After losing Plus White distribution at Wal-Mart in 2009 Plus White was added back onto the shelves in 2010 at Wal-Mart, CCA’s top retail customer. New products added to the Mega-T, Nutra Nail and Sudden Change brands in 2010 performed well and are now staples in these brands.
The marketing direction for CCA’s products is also expanding beyond the television advertising that has solely been used to advertise CCA’s brands. New forms of media, including digital ads, website ads, social media and radio helped create consumer demand for CCA’s products in 2010. It is CCA’s plan to continue to expand with these new media forms as well as add Public Relations campaigns, print advertising and Direct Response TV advertising to build market share and create consumer demand.
At the end of 2010, the two founders of CCA, David Edell and Ira Berman, announced their retirement. Both executives will continue to consult for the company as part of their employment agreements, providing the guidance for a smooth transition to the continuing management. At this time, we would like to thank both men for their tremendous leadership through all these years.

As we look to the future, CCA’s financial position and its reputation in the industry is high, as it is well known that we consistently bring innovative and well marketed brands to the market place. Our strategy going forward is to continue this approach and to accelerate a program of growth by introducing more new innovative products organically added to existing brands and to make strategic additions of new brands that will bring more unique products to their respective categories. Our management team and employees will continue to work tirelessly, dedicating ourselves to the implementation of the Company’s growth strategy, the results of which we expect to start seeing in the fourth quarter of 2011.
I am excited, now taking the reins of the Company as the Chief Executive Officer, to lead our Company, its management team and employees into the future. While working on strategic changes to increase revenue, management has made a significant effort to reduce costs during fiscal 2011, so that available resources can be dedicated to CCA’s marketing efforts. To our shareholders we pledge to continue the commitment to work diligently to increase shareholder value, and to provide top and bottom line results.
Sincerely,
/s/ Dunnan D. Edell
Dunnan D. Edell
President and Chief Executive Officer